     As filed with the Securities and Exchange Commission on August 19, 1997
                              Registration No. 333-
       -------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            W.R. Berkley Corporation
               (Exact name of issuer as specified in its charter)

          Delaware                                      22-1867895
(State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                 Identification Number)

                                165 Mason Street
                          Greenwich, Connecticut 06836
                         (Address of principal executive
                          offices, including zip code)

                           First Amended and Restated
                 W.R. Berkley Corporation 1992 Stock Option Plan
                            (Full title of the plan)

                              Robert S. Gorin, Esq.
                             Senior Vice President,
                          General Counsel and Secretary
                            W.R. Berkley Corporation
                                165 Mason Street
                          Greenwich, Connecticut 06836
                                 (203) 629-3000
                     (Name and address of agent for service)
           Telephone number, including area code, of agent for service

                                    COPY TO:
                               Neil Novikoff, Esq.
                            Willkie Farr & Gallagher
                              153 East 53rd Street
                               New York, NY 10022
                                 (212) 821-8000

                         CALCULATION OF REGISTRATION FEE


                                Proposed            Proposed
Title of         Amount         maximum             maximum            Amount
securities       to be          offering            aggregate          of reg-
to be            regis-         price               offering           istration
registered       tered (1)      per share (2)       price (2)          fee
----------       ---------      ------------        ---------          ---------

Common Stock,
$0.20 par
value per
share             3,000,000     $56.5625            $169,687,500      $51,420.45




(1) This Registration Statement covers the 3,000,000 additional shares authorized to be issued under the First Amended and Restated W. R. Berkley Corporation 1992 Stock Option Plan.

(2) Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

                                     PART I

                            INFORMATION NOT REQUIRED
                          IN THE REGISTRATION STATEMENT


                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents, filed with the Securities and Exchange Commission (the "Commission") by W.R. Berkley Corporation, a Delaware corporation (the "Company"), are incorporated herein by reference:

                           (a) The Company's annual report filed on Form 10-K
                  for the fiscal year ended December 31, 1996, filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                           (b) The Company's quarterly reports filed on Form
                  10-Q for the quarters ended March 31, 1997 and June 30, 1997 filed pursuant to the Exchange Act;

                           (c) The description of the Company's Common Stock,
                  par value $0.20 per share (the "Common Stock"), which is contained in Amendment No. 1 to the Company's Registration Statement on Form S-3, filed pursuant to the Securities Act of 1933, as amended (the "Securities Act") on March 14, 1986; and

                           (d) The Company's Registration Statement on Form S-8, Registration No. 33-55726, filed pursuant to the Securities Act on December 15, 1992.

                  In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

                  The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Willkie Farr & Gallagher. As of the date of this Registration Statement, Robert B. Hodes and Jack H. Nusbaum, each partners of Willkie Farr & Gallagher, owned an aggregate of 33,661 shares of Common Stock, of which 20,100 were beneficially owned by Mr. Hodes and 13,561 were beneficially owned by Mr. Nusbaum (which amount includes 6,450 shares held in trusts as to which Mr. Nusbaum is a co-trustee). Mr. Hodes and Mr. Nusbaum are also directors of the Company.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law, which is applicable to the Registrants, reads as follows:

                  (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to actions in another capacity while holding such office.

                  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         As permitted by the Delaware General Corporation Law, the stockholders of the Company have approved an amendment to its Restated Certificate of Incorporation containing provisions eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Company or its stockholders, or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. The amendment also provides for indemnification of directors, officers and other persons under certain circumstances.

         The Company maintains policies of insurance under W.R. Berkley Corporation and its directors and officers are insured subject to specified exclusions and deductible and maximum amounts against loss arising from any claim which may be made against the Company or any director or officer of the Company by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in their respective capacities.


Item 8.  EXHIBITS

Exhibit No.

5 Opinion of Willkie Farr & Gallagher, counsel to the Company, as to the legality of the shares being registered.

23.1       Consent of KPMG Peat Marwick LLP.

23.2       Consent of Willkie Farr & Gallagher (contained in Exhibit 5).

25         Power of Attorney (reference is made to the signature page).

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on the 15th day of August, 1997.

                                             W.R. BERKLEY CORPORATION


                                             By:  /s/ Robert S. Gorin
                                                      Robert S. Gorin, Esq.
                                                      Senior Vice President,
                                                      General Counsel and
                                                      Secretary

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Gorin and John D. Vollaro, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                 Capacity                                      Date
         ---------                                 --------                                      ----

/s/ William R. Berkley                      Chairman of the Board and                        August 15, 1997
   (William R. Berkley)                     Chief Executive Officer
                                            (Chief Executive Officer)

/s/ John D. Vollaro                         President, Chief                                 August 15, 1997
   (John D. Vollaro)                        Operating Officer
                                            and Director

/s/ Anthony J. Del Tufo                     Senior Vice President,                           August 15, 1997
   (Anthony J. Del Tufo)                    Chief Financial Officer
                                            and Treasurer (Chief
                                            Financial Officer)

/s/ Clement P. Patafio                      Vice President and                               August 15, 1997
   (Clement P. Patafio)                     Corporate Controller
                                            (Chief Accounting Officer)

/s/ Robert B. Hodes                         Director                                         August 15, 1997
   (Robert B. Hodes)

/s/ Henry Kaufman                           Director                                         August 15, 1997
   (Henry Kaufman)



         Signature                                 Capacity                                      Date
         ---------                                 --------                                      ----

/s/ Richard G. Merrill                      Director                                         August 15, 1997
   (Richard G. Merrill)

/s/ Jack H. Nusbaum                         Director                                         August 15, 1997
   (Jack H. Nusbaum)


/s/ Mark L. Shapiro                         Director                                         August 15, 1997
   (Mark L. Shapiro)


/s/ Martin Stone                            Director                                         August 15, 1997
   (Martin Stone)

                                INDEX TO EXHIBITS

Exhibit No.           Exhibit
-----------           -------
5                     Opinion of Willie Farr & Gallagher, counsel to the
                      Company, as to the legality of the shares being registered.

23.1                  Consent of KPMG Peat Marwick LLP.

23.2                  Consent of Willkie Farr & Gallagher (contained in
                      Exhibit 5).

25 Powers of Attorney (reference is made to the signature pages).